Exhibit 99.1

Simulations Plus
Integrating Science and Software

For Further Information:
Simulations Plus, Inc.
42505 10th Street West
Lancaster, CA 93534-7059

CONTACT:
Simulations Plus Investor Relations	Hayden IR
Ms. Renée Bouché	Mr. Cameron Donahue
661-723-7723	651-653-1854
renee@simulations-plus.com	cameron@haydenir.com

For Immediate Release:
September 7, 2011

Simulations Plus Reports Preliminary Revenues for
Fourth Fiscal Quarter and FY2011

Pharmaceutical Software and Services Revenues Increase 6.9% for 4th Quarter,
up 14.7% for the Fiscal Year

LANCASTER, CA, September 7, 2011 – Simulations Plus, Inc. (NASDAQ: SLP), a leading provider of consulting services and software for pharmaceutical discovery and development, today released preliminary revenues for its fourth fiscal quarter of fiscal year 2011, ended August 31, 2011 (4QFY11), and for the entire fiscal year 2011 (FY11).

Ms. Momoko Beran, chief financial officer of Simulations Plus, stated, “In accordance with our policy to release timely financial information to our shareholders, we are releasing preliminary revenues for 4QFY11 and for the entire fiscal year 2011. Net income will not be known until income taxes have been determined and our auditors review our Annual Report on Form 10K for FY11. We expect to file our 10K with the U.S. Securities and Exchange Commission on or before the November 30, 2011 deadline.”

Preliminary results for the quarter:
•	This was the Company’s 16th consecutive profitable quarter, and the 38th of the last 40 quarters.
•	Preliminary revenues for the pharmaceutical software and services portion of the business increased to $1.426 million, compared to $1.334 million in 4QFY10.
•	This represents an increase of 6.9% over 4QFY10.
•	Approximately 24% of 4QFY11 pharmaceutical software and services business was from new customers.
•	Preliminary revenues for the Words+ subsidiary were $0.692 million compared to $0.872 million in 4QFY10, a decrease of 20.6%.
•	Consolidated preliminary revenues for 4QFY11 were $2.118 million compared to $2.206 million in 4QFY10, a decrease of 4.0% compared to 4QFY10.
•	Cash at the end of the quarter was $10.115 million.

Preliminary results for the entire fiscal year:
•	Preliminary revenues for the pharmaceutical software and services portion of the business increased to $8.738 million in FY11, compared to $7.621 million in FY10.
•	This represents an increase of 14.7% over FY10.
•	Approximately 20.5% of FY11 pharmaceutical software and services business was from new customers.
•	Preliminary revenues for the Words+ subsidiary were $2.981 million compared to $3.091 million in FY10, a decrease of 3.6%.
•	Consolidated preliminary revenues for FY11 were $11.719 million compared to $10.712 million in FY10, an increase of 9.4% compared to FY10.

Walt Woltosz, chairman and chief executive officer of Simulations Plus, added: “Our pharmaceutical software and services business continues to be strong, increasing nearly 15% for the fiscal year compared to last year. Although this was a new record fourth quarter for pharmaceutical revenues, the decrease in revenue from our Words+ subsidiary pulled the total below last year’s fourth quarter. On the pharmaceutical side, our revenues last year included approximately $343,000 from funded software development collaborations and our SBIR Grant from the NIH. All of those efforts were successfully completed prior to the beginning of the fourth quarter, thus this year no such revenues were available. The fact that we were able to increase pharmaceutical revenues by 6.9% indicates that we not only replaced the $343,000 in revenues from collaborations with increases in software licenses and services, we added yet another 6.9% in incremental revenues. Since software licenses are annual, and our renewal rate consistently runs above 90%, we expect that the continued growth in software licenses and consulting services will now be added to a lasting base rather than the time-limited revenues from funded collaborations.”

Jeff Dahlen, president of Words+, added: “We often see variation in revenues from month to month, and this quarter had two weak months in the same quarter. Coming up against our best quarter in the last three years (4QFY10) makes this quarter suffer even more by comparison. During FY 2011, Words+ responded to significant changes in technology, buying preferences, and internet service delivery expectations. Our major development effort has been the EyePro GS, which was released shortly before the end of the quarter. We have begun taking orders, but with the long buying cycles in this industry, it will take some time before the full benefit of the EyePro GS is felt. In the long run, the EyePro GS adds to our existing line of eye tracking solutions, so that our dealers can enter into a competitive sales situation with the widest range of solutions of any manufacturer. EyePro GS also has better margins than all of the other solutions in our eyegaze family. Eye tracking continues to be a specialized area that allows us the markups we need to support R&D. We also introduced the Conversa CV and CVX toward the end of the quarter and upgraded most products to Windows 7. We have a number of new products in the works, and the release of the EyePro GS frees up engineering resources to move those projects forward quicker. Remote internet-based support and training was in place and growing for all of FY 2011. We had significant attrition in our dealer network and some of our key dealers were less active during the summer and we are aggressively adding dealers in response. We expect, through the changes we made in FY 2011 and continued improvements in product development and service delivery, that FY 2012 revenues will increase compared to FY 2011 and contribute to the Simulations Plus bottom line.”

About Simulations Plus, Inc.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. Our wholly owned subsidiary, Words+, Inc., provides assistive technologies to persons with disabilities, including the computerized communication system used by world-famous theoretical astrophysicist Professor Stephen Hawking.  For more information, visit our Web sites at www.simulations-plus.com and www.words-plus.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 – With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties.  Our actual future results could differ significantly from those statements.  Factors that could cause or contribute to such differences include, but are not limited to: our ability to maintain our competitive advantages, acceptance of new software and improved versions of our existing software by our customers, the general economics of the pharmaceutical industry, our ability to finance growth, our ability to continue to attract and retain highly qualified technical staff, and a sustainable market.  Further information on our risk factors is contained in our quarterly and annual reports as filed with the U.S. Securities and Exchange Commission.

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